Exhibit 2.1

[Certain portions of this letter have been omitted because they (i) do not amend a material agreement, (ii) are not material and (iii) are of the type of information that the registrant ordinarily treats as confidential.]

Telephone and Data Systems, Inc.
30 North LaSalle Street
Suite 4000
Chicago, Illinois 60602
Attention: Joseph Hanley
Email: joseph.hanley@tdsinc.com

United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, Illinois 60631
Attention: Austin Summerford, Adriana Welton
Email: Austin.Summerford@uscellular.com; Adriana.Welton@uscellular.com

Letter Agreement (this “Letter Agreement”) Re: Securities Purchase Agreement by and among Telephone and Data Systems, Inc., United States Cellular Corporation, USCC Wireless Holdings, LLC and T-Mobile US, Inc., dated as of May 24, 2024 (as amended or modified from time to time, the “SPA”)
Dated: March 25, 2025

To Whom It May Concern:

[Information omitted.]

Each of Parent, Seller, the Company and Buyer have agreed to remove the concept of “Retained Business Employees” from the SPA. Accordingly, the Parties hereby agree that the SPA is hereby amended to delete the definitions of “Buyer Business Employee Indemnified Claims”, “Parent Indemnified Parties”, “Retained Business Employee Buyer Indemnified Parties”, “Retained Business Employee Indemnified Claims”, “Retained Business Employees”, “Retained Business Employee Services Term” and “Retained Business Services” in Section 1.1 of the SPA, Sections 9.18(a), (b), (c), (e), (f), (g), and (h) of the SPA and the reference to a “Retained Business Employee” in Section 9.7(c) of the SPA (such deleted provisions, collectively, the “RBS Sections”).

[Information omitted.]

Nothing in this Letter Agreement may be construed as an admission of law or fact or as a waiver of any right or remedy of any Party, all of which are expressly reserved, nor may it be construed as an amendment or modification to any terms of the SPA or MLA not expressly covered by the terms of this Letter Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the SPA. The provisions of Sections 13.3, 13.4, 13.9, 13.10, 13.11, 13.13 and 13.15 of the SPA shall be incorporated into this Letter Agreement as if set forth herein, mutatis mutandis.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Letter Agreement as of the date first written above.

Sincerely,

/s/ Stefan Bewley
Name:
Title:
T-Mobile US, Inc.

Accepted and Agreed:

United States Cellular Corporation

By:	/s/ Laurent C. Therivel
Name:	Laurent C. Therivel
Title:	President and Chief Executive Officer

Telephone and Data Systems, Inc.

By:	/s/ Joseph Hanley
Name:	Joseph Hanley
Title:	Senior Vice President - Strategy and Corporate Development

USCC Wireless Holdings, LLC

By:	/s/ Laurent C. Therivel
Name:	Laurent C. Therivel
Title:	President

cc: Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: John P. Kelsh; Scott R. Williams; Christopher R. Hale
Email: jkelsh@sidley.com; swilliams@sidley.com; chale@sidley.com

and

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention: G.J. Ligelis Jr.